EXHIBIT 4.3

(ON CARTER LEDYARD & MILBURN LETTERHEAD)


May 7, 1997



Nuveen Tax-Free Unit Trust, Series 938
c/o John Nuveen & Co. Incorporated,
as Depositor of Nuveen Tax-Free Unit
Trust, Series 938
333 W. Wacker Drive
Chicago, Illinois 60606



RE:  Nuveen Tax-Free Unit Trust, Series 938


Dear Sirs:


    We hereby consent to the reference to our firm under the caption "What is the Tax Status of Unitholders?" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 938 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.


Very truly yours,

CARTER, LEDYARD & MILBURN